SUB-ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this 22nd day of March, 2013, by and among Hatteras Alternative Mutual Funds, LLC, a Delaware limited liability company (the “Advisor”), MeehanCombs, LP, a Delaware limited partnership (the “Sub-Advisor”), and the Underlying Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of such series as designated by the Advisor (the “Fund”).

WHEREAS, the Trust and each series comprising the Trust, including the Fund (collectively, the “Funds”), have been formed for the purpose of creating a fund-of-funds structure with their affiliate, Hatteras Alternative Mutual Funds Trust, a Delaware statutory trust (“Hatteras Mutual Funds”), in which each series of Hatteras Mutual Funds, including any future series of Hatteras Mutual Funds, invests 100% of its assets in certain or all of the Funds; and

WHEREAS, the Trust, and therefore the Fund, is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisor has been appointed investment advisor to the Fund, pursuant to an Investment Advisory Agreement dated September 15, 2009 (the “Advisory Agreement”), which has been approved by the Trust’s Board of Trustees (the “Board of Trustees”); and

WHEREAS, the Advisor has the authority to determine, in its sole discretion, the percentage of the Trust’s net assets (i) to be contributed into or subtracted from the Fund and (ii) to be advised by the Sub-Advisor; and

WHEREAS, the Advisor and the Trust desire to retain the Sub-Advisor to provide a continuous investment program for a portion of the Fund’s assets (designated herein as a “Separate Account”) and the Sub-Advisor is willing to do so; and

WHEREAS, the Board of Trustees has approved this Agreement in accordance with the applicable conditions of the exemptive order, issued by the Securities and Exchange Commission (the “SEC”) on January 5, 2004, under Section 6(c) of the 1940 Act for an exemption from Section 15(a) of the 1940 Act and Rule 18f-2 thereunder and from certain disclosure requirements under various rules and forms (the “Order”), and the Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.            Appointment. The Advisor and the Trust hereby appoint the Sub-Advisor to serve as sub-advisor to the Advisor with respect to the Separate Account. Intending to be legally bound, the Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.            Advisory Services. Subject to the supervision of the Board of Trustees and the Advisor, the Sub-Advisor will provide a continuous investment program for the Separate Account, including conducting investment research and management with respect to the securities and investments and cash equivalents comprising the Separate Account. The Sub-Advisor will provide services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as set forth in the Fund’s (i) registration statement filed with the SEC in effect on the date hereof and as amended or supplemented during the term of this Agreement and (ii) resolutions of the Board of Trustees applicable to the Fund.  The Fund shall provide the Sub-Advisor with written notice of any changes to such objective, policies and restrictions no less than 60 days prior to the effectiveness of any such change.

Without limiting the generality of the foregoing, the Sub-Advisor further agrees that it:

(a)           will determine from time to time what securities and other investments will be purchased, retained or sold for the Separate Account;

(b)           will manage, in consultation with the Advisor, the Separate Account’s temporary investments in securities, cash and cash equivalents;

(c)           will place orders pursuant to its investment determinations for the Separate Account either directly with the issuer or with any broker or dealer;

(d)           will consult with the Advisor on a continuous basis as to the Fund’s total assets which shall be invested in the Separate Account;

(e)           will attend either in person or via telephone regular business and investment-related meetings with the Board of Trustees and the Advisor, as reasonably requested by the Trust, the Advisor or both; and

(f)           will maintain books and records with respect to the securities transactions for the Separate Account as required by applicable law, furnish to the Advisor and the Board of Trustees such periodic and special reports as they may reasonably request with respect to the Separate Account, and provide in advance to the Advisor all reports to the Board of Trustees for examination and review within a reasonable time prior to the Board of Trustees’ meetings.

3.            Covenants by the Sub-Advisor. The Sub-Advisor agrees with respect to the services provided to the Fund that it:

(a)           is authorized by its governing documents to enter into this Agreement and the terms of this Agreement do not violate any obligation by which the Sub-Advisor is bound, whether arising by contract, operation of law or otherwise;

(b)           will maintain all necessary governmental, self regulatory and exchange licenses and approvals, has effected all necessary filings and registrations with each applicable regulatory body, including its status as a Registered Investment Adviser with the SEC, and will conform with all required, applicable Rules and Regulations of the SEC;

(c)           will telecopy trade information to the Fund’s designated Fund Accountant no later than the first business day following the day of the trade and cause broker confirmations to be sent directly to the Fund’s designated Fund Accountant and adopt such other trade reporting, settlement and clearance procedures with respect to the Fund as shall be in accordance with the Fund’s existing procedures and as mutually agreed by the parties hereto;

(d)           except as is otherwise publicly known or ascertainable from public sources or independently from the performance of its duties and obligations hereunder, will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except (i) after prior written notification to the Trust, to respond to requests that are a part of routine regulatory audits or inspections or ii) after prior notification to and approval in writing by the Trust (which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply) when requested to divulge such information by duly constituted authorities, or when so requested by the Trust);

(e)             will maintain its own Code of Ethics and report to the Advisor’s Compliance Officer any violation of such Code that pertains to the management of the Fund, via a periodic compliance certification;

(f)            will maintain its own compliance program or manual, pursuant to Rule 206(4) -7 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  The Sub-Advisor will provide either the manual or a summary thereof, including material updates thereto, to the Advisor’s Compliance Officer; and

(g)           in furnishing services hereunder, the Sub-Advisor will not consult with any other advisor to (i) the Funds, (ii) any other Fund of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Separate Account in securities or other assets. (This shall not be deemed to prohibit the Sub-Advisor from consulting with any of its affiliated persons concerning transactions in securities or other assets.  This shall also not be deemed to prohibit the Sub-Advisor from consulting with any other covered advisors concerning compliance with paragraphs a and b of Rule 12d3-1 under the 1940 Act.)

4.            Covenants by the Advisor and the Trust. The Advisor and the Trust agree with respect to the services provided to the Fund:

(a)           that the retention of the Sub-Advisor as investment advisor with respect to the Separate Account, is authorized by the governing documents relating to the Advisor and/or the Fund, and the terms of this Agreement do not violate any obligation by which the Advisor and/or the Fund are bound, whether arising by contract, operation of law or otherwise; and

(b)           that the Sub-Advisor may use the Fund’s or the Advisor’s name on a representative client list and/or other marketing materials.

5.            Services Not Exclusive. The services furnished by the Sub-Advisor hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent the Sub-Advisor or any affiliated person (as defined in the 1940 Act) of the Sub-Advisor or any employee, agent, manager or affiliated person of such person from acting as investment advisor or manager for any other person or persons, including other management investment companies or investment vehicles or accounts of any type with investment objectives and policies the same as or similar to those of the Fund or (ii) limit or restrict the Sub-Advisor or any such employee, agent, manager or affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Advisor agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its obligations under this Agreement.

6.           Separate Account Transactions. Investment decisions for the Separate Account shall be made by the Sub-Advisor independently from those for any other investment companies and accounts advised or managed by the Sub-Advisor. The Separate Account and such investment companies and accounts may, however, invest in the same securities. When the Sub-Advisor seeks to purchase or sell  the same security at substantially the same time on behalf of the Separate Account and/or another investment company or account, the Sub-Advisor shall, to the extent permitted by law and to the extent reasonably practicable, aggregate such orders or otherwise effect such transaction on an average price basis, and available investments will be allocated as to amount in a manner which the Sub-Advisor believes to be equitable to the Fund and such other investment company or account. The Fund and the Advisor acknowledge and understand that, in some instances, this investment procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or sold by the Fund.  To the extent permitted by law, the Sub-Advisor may aggregate the securities to be sold or purchased for the Separate Account with those to be sold or purchased for other investment companies or accounts in order to obtain best execution on an overall basis for all the Sub-Advisor’s clients.

The Sub-Advisor shall place orders for the purchase and sale of portfolio securities for the Separate Account and will solicit broker-dealers to execute transactions in accordance with the Fund’s policies and restrictions regarding brokerage allocations. If applicable, the Sub-Advisor shall place orders pursuant to its investment determinations for the Separate Account either directly with the issuer or with any broker or dealer. If it executes portfolio transactions and selects brokers or dealers, the Sub-Advisor shall use its reasonable best efforts to seek the most favorable execution of orders, after taking into account all factors the Sub-Advisor deems relevant, including the breadth of the market in the security, the price of the security, any research provided, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Consistent with this obligation, the Sub-Advisor may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers and dealers who provide brokerage and/or research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Separate Account and/or other accounts over which the Sub-Advisor or any of its affiliates exercises investment discretion. The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and/or research services a commission for executing a portfolio transaction for the Separate Account which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and/or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Advisor’s overall responsibilities to the Fund. In no instance will portfolio securities be purchased from or sold to the Advisor or the Sub-Advisor or any affiliated person of either thereof; except as permitted by Rules and Regulations of the SEC.

7.           Covenants by the Advisor. The Advisor agrees that:

(a)           with respect to the services provided to the Advisor hereunder, the Advisor will conform to the applicable Rules and Regulations of the SEC;

(b)           at the reasonable request of the Sub-Advisor, it has delivered or will deliver to the Sub-Advisor (i) current copies and supplements thereto of each of the Prospectus and Statement of Additional Information pertaining to the Fund, and will promptly deliver to it all future amendments and supplements, if any, (ii) a copy of any financial statement or report prepared with respect to the Fund and filed with the SEC promptly following the filing thereof with the SEC, and (iii) proxy statements and any reports sent to Fund shareholders and such other reports and information relating to the Fund’s business and affairs as the Sub-Advisor may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement;

(c)           it shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement;

(d)           it will periodically provide to the Sub-Advisor a list of the affiliates of the Advisor or the Fund to which investment restrictions apply and will specifically identify in writing (i) all publicly traded companies that issue securities in which the Fund may not invest, together with ticker symbols for all such companies, and (ii) any affiliated brokers and any restrictions that apply to the use of those brokers by the Sub-Advisor;

(e)           it is establishing and will be maintaining the Fund's account with the Sub-Advisor solely for the purpose of investing the relevant assets and not with a view to obtaining information regarding portfolio holdings or investment decisions in order to effect securities transactions based upon such information or to provide such information to another party, and that the Advisor and its employees, officers and directors shall not use account holdings information for any of the foregoing purposes; and

(f)

8.           Representations and Warranties of the Advisor. The Advisor represents and warrants that:

(a)           it:  (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred and correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to it; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (vi) will promptly notify the Sub-Advisor (1) of the occurrence of any event that would disqualify it from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, (2) in the event the SEC or other governmental authority has censured it, placed limitations upon its activities, functions or operations, or has commenced proceedings or an investigation that may result in any of these actions or (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”);

(b)           the Fund is and will continue to be the owner of all assets in the Separate Account, and there are and will continue to be no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such assets;

(c)           it is duly organized and validly existing under the laws of the State of
Delaware;

(d)           it received a copy of Parts 2A and 2B of the Sub-Advisor’s Form ADV at least 48 hours prior to entering into this Agreement; and

(e)           it will cause all applicable conditions of the Order to be satisfied in connection with the implementation of this Agreement.

9.           Certain Representations and Warranties. Each of the parties hereto represents and warrants to the other that, as of the date hereof, this Agreement has been duly and validly authorized by all necessary action (corporate, limited liability company or otherwise) on the part of such party, has been duly executed and delivered by such party and constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions.

10.            Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund, in compliance with Rule 31a-1, are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act with respect to the services provided by the Sub-Advisor hereunder.

11.           Expenses. During the term of this Agreement, the Sub-Advisor will pay its own expenses incurred in connection with the performance of its obligations under this Agreement, with the exception of i) costs in connection with the purchase or sale of securities and other assets (including brokerage commissions, if any) for the Separate Account, including investment-related expenses reasonably incurred by the Sub-Advisor during the term of this Agreement, and (ii) third party legal expenses in connection with investments for the Fund made by the Sub-Advisor, which have been allocated to the Separate Account in an equitable manner, in connection with certain investments by the Sub-Advisor.  These legal expenses will be paid by the Advisor, but will not exceed $50,000 in a calendar year, or a pro rated amount in a partial year. Nothing herein, however, shall be deemed to require the Sub-Advisor to pay any expenses of the Fund or the Advisor

12.           Compensation. In consideration of the services rendered pursuant to this Agreement, during the term of this Agreement the Advisor will pay to the Sub-Advisor, as compensation for the services provided by the Sub-Advisor under this Agreement, a monthly fee equal to -% (on an annualized basis) of the average net assets of the Separate Account, plus any leveraged amount applied to the Separate Account by the Advisor, over which the Sub-Advisor has trading authority.   The Sub-Advisor shall only be entitled to compensation under this Section 11 for the duration of this Agreement. The Advisor shall pay the Sub-Advisor as soon as practical after the last day of each calendar month, but no later than five (5) business days after the end of each month. In case of termination or expiration of this Agreement during any calendar month, the fee with respect to such month shall be reduced proportionately based upon the number of calendar days during which it is in effect and the fee shall be computed upon the average net assets of the Separate Account in accordance with the Fund’s prospectus.

13.          Standard of Care; Limitation of Liability; Limited Indemnity.  The Sub-Advisor shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but shall not be liable for any action taken or omitted by the Sub-Advisor or its affiliates or their respective managers, officers, directors, equityholders, employees and agents (collectively, “Related Persons”) in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of their duties. The Advisor and the Fund each further agrees to indemnify, defend and hold harmless the Sub-Advisor and its Related Persons from and against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Sub-Advisor to the Fund, or in connection with the past or present performance of services to the Fund in accordance with this Agreement, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties on the part of the Sub-Advisor in the performance of its duties and obligations under this Agreement. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. Federal and various state securities laws may afford the Advisor and/or the Fund certain rights and remedies under certain circumstances, even in the absence of bad faith, willful misconduct, gross negligence or reckless disregard by the Sub-Advisor or its Related Persons, and nothing contained herein shall in any way constitute a waiver or limitation of any such rights and remedies that the Advisor, the Fund or both may have under any such federal or state securities laws.  Moreover, neither the Sub-Advisor nor its Related Persons shall have responsibility whatsoever for, and shall incur no liability on account of:  (i) diversification, selection or establishment of such investment objectives, policies and restrictions of the Fund; (ii) advice on, or management of, any assets for the Fund other than the assets of the Separate Account; (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund; (iv) registration of the Fund with any government or agency; (v) administration of the plans and trusts investing in the Fund; or (vi) overall Fund compliance with requirements of the 1940 Act and Subchapter M of the Code relating to percentage limitations applicable to the Fund’s assets that would require knowledge of the Fund’s holdings other than the assets in the Separate Account.  Notwithstanding any other provision to the contrary, the Sub-Advisor shall have no obligation to perform the following services or to have employees of the Sub-Advisor perform the following roles, as applicable:  (i) shareholder services or support functions, such as responding to shareholders’ questions about the Advisor, the Fund or its investments or strategies; and (ii) providing employees of the Sub-Advisor to serve as officers of the Trust or the Advisor.

14.           Reference to the Sub-Advisor. Neither the Advisor nor any affiliate or agent of it shall make reference to this Agreement or use the name of the Sub-Advisor or any of its affiliates except with respect to references in regulatory filings and communications with shareholders concerning the identity of and services provided by the Sub-Advisor to the Fund, which references shall not differ in substance from those typically included in a proxy statement or annual report of the Fund, or the Fund’s registration statement and any advertising or promotional materials, provided such materials are FINRA compliant, without the prior approval of the Sub-Advisor.  In the event that this Agreement shall be terminated for any reason, and in the event a new or successor agreement with the Sub-Advisor is not concluded, the Advisor understands that it must promptly take all steps necessary to delete the Sub-Advisor’s name from all Fund materials and cease any and all use of the Sub-Advisor’s name.

15.           Confidentiality. Except as is otherwise publicly known or ascertainable from public sources, the Advisor will keep confidential and will not disclose to any person non-public information regarding the Sub-Advisor and its affiliated persons, except to the extent that such disclosure is expressly required or requested by applicable federal, state or other governmental regulatory authorities or self-regulatory organizations.

16.           Duration and Termination. Unless sooner terminated, this Agreement shall be for an initial period of two years, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Board of Trustees provided that its continuance also is approved by a majority of the members of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time without penalty, on sixty (60) days’ written notice, by the Board of Trustees, by the Advisor or by the Sub-Advisor or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules promulgated thereunder). Termination or expiration of this Agreement, however caused, shall be without prejudice to any compensation accrued to the date of termination or expiration and Sections 10, 11, 12 and 13 shall survive any termination or expiration.

17.            Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by (i) the Board of Trustees, including a majority of the members of the Board of Trustees who are not interested persons of the Advisor or the Sub-Advisor, cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required by law, shareholders of the Fund.

18.          Non-Solicitation.  During the term of this Agreement and for a period of two (2) years thereafter, each of the Trust and the Advisor on one hand and the Sub Advisor on the other agrees that it will not directly or indirectly, on its own behalf or on behalf of any other person, (i) solicit, induce or encourage the resignation of any member or employee of the other party or its affiliates, including those providing support, investment management, or client solicitation services, or hire any such member or employee whom the other party or its affiliates employed at any time during the twelve (12) month period preceding the termination of this Agreement; or (ii) in any way interfere or attempt to interfere with the relationship between the other party and its affiliates and any of their members or employees.

19.          Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Sub-Advisor at:

  MeehanCombs, LP
  660 Steamboat Road
Greenwich, Connecticut 06830

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036-2714
Attn:  George M. Silfen, Esq.

To the Advisor at:

Hatteras Alternative Mutual Funds, LLC
8540 Colonnade Center Drive, Suite 401
Raleigh, NC 27615-3052
Attn:  J. Michael Fields, Chief Operating Officer
Facsimile:  (919) 846-3433

with a copy to:

Drinker Biddle & Reath, LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
Attn:  Joshua B. Deringer, Esq.

To the Board of Trustees or the Fund at:

Hatteras Alternative Mutual Funds Trust
8540 Colonnade Center Drive, Suite 401
Raleigh, NC 27615-3052
Facsimile:  (919) 846-3433

with a copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Thomas R. Westle, Esq.
Facsimile: (917) 332-3817

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile; (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the fifth (5th) business day after the date of the mailing thereof.

20.           Proxy Voting and Class Actions.  The Sub-Advisor shall not be responsible for voting proxies issued by companies held in the Separate Account although the Advisor may consult with the Sub-Advisor from time to time regarding the voting proxies of securities owned by the Separate Account.  The Sub-Advisor shall also not be responsible for filing claims in class action settlements related to securities currently or previously held by the Separate Account.

21.           Binding Arbitration.  The parties hereto agree that any dispute between or among any of the parties arising out of, relating to or in connection with this Agreement or the Fund or the Trust, shall be resolved exclusively through binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”) to the fullest extent permitted by law. Both the Advisor and Sub-Advisor, understand that Arbitration is final and binding on both parties and that each party in executing this agreement is waiving their rights to seek remedies in court, including the right to jury trial.  The arbitration hearing shall be held in Raleigh, North Carolina.  Disputes shall not be resolved in any other forum or venue.  Each party will agree to the appointment of a single arbitrator within 30 business days after notice from the AAA of the filing of the demand for arbitration.  If the two parties fail to agree on an arbitrator within the 30-day period, then each party will jointly appoint one arbitrator within 30 business days following the 30-day period. The two arbitrators nominated by the parties will attempt to agree on a third arbitrator within 30 business days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the third arbitrator within the 30-day period, then the AAA will appoint the third arbitrator within 30 business days following the expiration of the second 30-day period. Any award rendered by the arbitrators will be final and binding on the parties hereto, and judgment upon the award may be entered in the courts of the state of North Carolina and/or the U.S. District Court for the Eastern District of North Carolina, or any other court having jurisdiction over the award or having jurisdiction over the parties or their assets. The arbitration agreement contained in this Section 19 will not be construed to deprive any court of its jurisdiction to grant provisional relief (including by injunction or order of attachment) in aid of arbitration proceedings or enforcement of an award.  In the event of arbitration as provided in this Section 19, the arbitrators will be governed by and will apply the substantive (but not procedural) law of New York, to the exclusion of the principles of the conflicts of law of New York. The arbitration will be conducted in accordance with the procedures set out in the commercial arbitration rules of the AAA. If those rules are silent with respect to a particular matter, the procedure will be as agreed by the parties, or in the absence of agreement among or between the parties, as established by the arbitrators.  Notwithstanding any other provision of this Agreement, this Section 19 will be construed to the maximum extent possible to comply with the laws of the State of New York.  If, nevertheless, it is determined by a court of competent jurisdiction that any provision or wording of this Section 19, including any rules of the AAA, are invalid or unenforceable under the laws of New York, such invalidity will not invalidate all of this Section 19. In that case, this Section 19 will be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the laws of New York or other applicable law, and, in the event such term or provision cannot be so limited, this Section 19 will be construed to omit such invalid or unenforceable provision.

22.           Legal Proceedings. The Sub-Advisor will not advise or act for the Advisor of the Fund in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held in the Fund or the issuers of these securities, without the prior written consent of the Advisor.

23.           Force Majeure.  In addition, and without limiting any other provision of this Agreement, the Sub-Advisor shall not be liable for (i) force majeure or other events beyond the control of the Sub-Advisor, including without limitation any failure, default or delay in performance resulting from computer or other electronic or mechanical equipment failure, unauthorized access, theft, operator errors, government restrictions, exchange or market rulings or suspension of trading, strikes, failure of common carrier or utility systems, severe weather or breakdown in communications not reasonably within the control of the Sub-Advisor or other causes commonly known as “acts of god”, whether or not any such cause was reasonably foreseeable, or (ii) general market conditions rather than a violation of this Agreement by the Sub-Advisor.

24.           Limits on Obligations.  Notwithstanding anything to the contrary in this Agreement, in no event will the Sub-Advisor be obligated to effect any transaction or instruction it believes (without verification or inquiry) would violate any law, rule or regulation; the rules or regulations of any regulatory or self-regulatory body; or the Sub-Advisor’s legal, regulatory, or operational policies and procedures; provided, however, that the Sub-Advisor must provide the Advisor written notice of its decision not to effect a transaction within one business day of such decision.

25.           Independent Agent.  It is understood and agreed that the Sub-Advisor shall be an independent contractor of the Advisor and the Trust and, except as specifically provided in this Agreement, that the Sub-Advisor shall not have authority to act for or represent the Advisor or the Trust in any way and shall not otherwise be deemed to be an agent of the Advisor or the Trust.  Nothing contained herein shall create or constitute the Sub-Advisor and the Advisor or Trust as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall anything contained herein be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

26.          Miscellaneous. Neither the holders of shares of the Fund nor the members of the Board of Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

27.          Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior writings and understandings relating thereto.

28.          Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law in a manner not in conflict with the provisions of the 1940 Act.

29.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its authorized officer.

MeehanCombs, LP
By:  MeehanCombs GP LLC, its general partner

By: /s/ Jim Plohg
Name:  Jim Plohg
Title:   Chief Operating Officer

Hatteras Alternative Mutual Funds, LLC

By: /s/ J. Michael Fields
Name:  J. Michael Fields
Title:    Chief Operating Officer

Underlying Funds Trust

By: /s/ J. Michael Fields
Name:  J. Michael Fields
Title:    Secretary